EXHIBIT 7

Consolidated Report of Condition of
THE BANK OF NEW YORK TRUST COMPANY, N.A.
of 700 South Flower Street, Suite 200, Los Angeles, CA 90017

At the close of business June 30, 2007, published in accordance with Federal regulatory authority instructions.

Dollar Amounts
in Thousands
ASSETS

Cash and balances due from
depository institutions:
Noninterest-bearing balances
and currency and coin	9,835
Interest-bearing balances	0
Securities:
Held-to-maturity securities	42
Available-for-sale securities	114,959
Federal funds sold and securities
purchased under agreements to resell:
Federal funds sold	50,000
Securities purchased under agreements to resell	89,000
Loans and lease financing receivables:
Loans and leases held for sale	0
Loans and leases,
net of unearned income 0
LESS: Allowance for loan and
lease losses 0
Loans and leases, net of unearned
income and allowance	0
Trading assets	0
Premises and fixed assets (including
capitalized leases)	12,013
Other real estate owned	0
Investments in unconsolidated
subsidiaries and associated
companies	0
Not applicable
Intangible assets:
Goodwill	923,997
Other Intangible Assets	262,780
Other assets	142,822
Total assets	$1,605,448

LIABILITIES

Deposits:
In domestic offices	2,255
Noninterest-bearing 2,255
Interest-bearing 0
Not applicable
Federal funds purchased and securities
sold under agreements to repurchase:
Federal funds purchased	0
Securities sold under agreements to repurchase	0
Trading liabilities	0
Other borrowed money:
(includes mortgage indebtedness
and obligations under capitalized
leases)	143,691
Not applicable
Not applicable
Subordinated notes and debentures	0
Other liabilities	165,588
Total liabilities	311,534
Minority interest in consolidated subsidiaries	0

EQUITY CAPITAL

Perpetual preferred stock and related surplus	0
Common stock	1,000
Surplus (exclude all surplus related to preferred stock)	1,121,520
Retained earnings	171,493
Accumulated other comprehensive income	-99
Other equity capital components	0
Total equity capital	1,293,914
Total liabilities, minority interest, and equity capital (sum of items 21, 22, and 28)	1,605,448

I, Karen Bayz, Vice President of the above-named bank do hereby declare that the Reports of Condition and Income (including the supporting schedules) for this report date have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true to the best of my knowledge and belief.

Karen Bayz	)	Vice President

We, the undersigned directors (trustees), attest to the correctness of the Report of Condition (including the supporting schedules) for this report date and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Michael K. Klugman, President	)
Frank P. Sulzberger, MD	)	Directors (Trustees)
Michael F. McFadden, MD	)